EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 29, 2004, except as to the seventh paragraph of Note 17, which is as of August 13, 2004, the tenth paragraph of Note 17, which is as of August 25, 2004, and the second paragraph of Note 23, which is as of August 26, 2004, relating to the consolidated financial statements of Affiliated Computer Services, Inc. which appears in Affiliated Computer Services, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2004.

/s/ PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
February 7, 2005